Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2021, relating to the consolidated financial statements of Buckeye Wind Energy Class B Holdings LLC and Subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in the Annual Report on Form 10-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 28, 2022